Exhibit 5.1
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219-1886
+1 412 288 3131
Fax +1 412 288 3063
reedsmith.com
June 18, 2009
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, New York 10020
Ladies and Gentlemen:
     We have acted as counsel to W. P. Carey & Co. LLC (the “Company”) in connection with the Registration Statement (the “Registration Statement”) relating to up to 325,000 Listed Shares of the Company (the “Listed Shares”) which may be issued or delivered to eligible directors of the Company and its affiliates under the Company’s 2009 Non-Employee Directors’ Incentive Plan, as amended (the “Plan”). In rendering our opinion below, we have assumed that any Listed Shares which have been reacquired and are then delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.
     In connection with this opinion, we have examined, among other things:
     (1) the Amended and Restated Limited Liability Company Agreement of the Company, as amended to date;
     (2) the Amended and Restated Bylaws of the Company, as amended to date;
     (3) resolutions by the Board of Directors of the Company on March 26, 2009 adopting the Plan;
     (4) resolutions adopted by the shareholders of the Company on June 11, 2009 approving the Plan;
     (5) resolutions adopted by the Board of Directors of the Company on March 26, 2009 approving the filing of the Registration Statement; and
     (6) the Plan.
     Based upon the foregoing and upon an examination of such other documents, proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 325,000 Listed Shares being registered and which may be issued or delivered by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

W. P. Carey & Co. LLC
June 18, 2009

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Opinion”.
Very truly yours,
/s/ Reed Smith LLP
REED SMITH LLP
JGA:CLD